EXHIBIT 99.1

Sevcon Reports Financial Results for Third Quarter Fiscal 2014

SOUTHBOROUGH, Mass., Aug. 5, 2014 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) reported financial results for the third quarter of fiscal 2014 ended June 28, 2014.

Third-Quarter Fiscal 2014 Results Summary

  Revenues increased to $9.7 million, from $8.7 million in the third quarter of fiscal 2013, reflecting continued improving conditions in the company's markets and the startup of volume production with some new customers. Foreign currency fluctuations increased reported sales in the third fiscal quarter by $474,000, or 5%, mainly due to a weaker U.S. Dollar compared to both the British Pound and the Euro than in the prior year period.
  Operating income was $213,000, compared with $293,000 in the third quarter last year. In the third quarter of 2014 movements in foreign currency rates reduced operating income by $94,000 compared to the prior year.
  There was an income tax benefit of $34,000 in the third quarter of fiscal 2014, compared with a charge of $47,000 in the year-earlier quarter.
  Net income was $222,000, or $0.06 per diluted share, compared with net income of $124,000, or $0.04 per diluted share, a year earlier.

Nine Month Fiscal 2014 Result Summary

  Revenues were $27.9 million, compared with $23.3 million in the first nine months of fiscal 2013. Foreign currency fluctuations increased reported sales in the first nine months by $904,000, or 4%.
  Operating income was $1.1 million compared with an operating loss of $1.4 million in the first nine months of last year, which included a restructuring charge of $605,000 in the second quarter of fiscal 2013. In the first nine months of 2014 movements in foreign currency rates reduced operating income by $446,000 compared to the prior year. This was mainly due to the exchange rate impact on non-U.S. Dollar denominated cost of sales and operating expenses of a weaker U.S. Dollar compared to the British Pound and the Euro in the first nine months of 2014, than in the prior year period. Excluding the impact of foreign currency, operating income was $1.6 million, an increase of $3.0 million compared with the prior year period.
  There was an income tax charge of $64,000 in the first nine months of fiscal 2014, compared with an income tax benefit of $699,000 in the prior year period.
  Net income was $872,000, or $0.25 per diluted share, compared with a net loss of $1.1 million, or $(0.33) per share, for the first nine months of fiscal 2013.

Management Comments

"Our financial results continued to improve in the third quarter of fiscal 2014," said President and CEO Matt Boyle. "Sales were up 11% from the third quarter of fiscal 2013, as our business generally tracked global economic trends. We recorded double-digit sales growth year-over-year in both Asia and the United States. Our growth in Asia was driven primarily by aerial work platform and on-road vehicle demand in Japan and China, respectively. The stronger sales in the United States largely reflected increased shipments in the on-road sector for hybrid commercial vehicles. We also shipped significant product volumes for four-wheel recreational vehicle applications into U.S. markets. Sales were down slightly in Europe, year-over-year. This decline was mainly as a consequence of lower aftermarket sales, reflecting our shift this past year to a third-party distribution model in that region."

"Having recorded our sixth consecutive quarter of revenue growth and our fourth straight quarter of growth year-over-year, we are entering the fourth quarter of fiscal 2014 with strong momentum," Boyle said. "Our technology and applications expertise positions us well to capitalize on the worldwide trend toward electrification of drivetrains and ancillary systems, not only for motor vehicles but in commercial and industrial traction and power applications. Looking ahead to the fourth quarter of fiscal 2014, we believe that underlying market conditions will continue supporting our growth. On the bottom line, the commencement of shipments by our new joint venture company in China will result in us recognizing our share of the related initial business establishment costs, which we expect will reduce Sevcon's net income for the fourth quarter by approximately $150,000, after tax."

"Our key strategic challenge is scaling the business to capture these opportunities on a timely basis, whether organically or through acquisitions, which requires us to strengthen our balance sheet," said Boyle. "As a consequence, capital structure and capital allocation are key strategic priorities for Sevcon at both the board and management levels. We are actively executing against these priorities, as evidenced by our previously announced rights offering of Series A Convertible Preferred Stock, which is currently underway. Put simply, we believe that Sevcon's future is brighter than ever, and we look forward to reporting further progress in the quarters ahead."

Third-Quarter Fiscal 2014 Conference Call Details

Sevcon has scheduled a conference call to review its results for the third quarter of fiscal 2014 tomorrow, August 6, 2014 at 9:00 a.m. ET. Those who wish to listen to the conference call webcast should visit the investor relations section of the company's website at http://ir.sevcon.com. The live call also can be accessed by dialing (877) 407-5790 or (201) 689-8328 prior to the start of the call. If you are unable to listen to the live call, the webcast will be archived on the company's website.

Third Quarter Fiscal 2014 Financial Highlights
(in thousands except per share data)
	Three months ended		Nine months ended
	(Unaudited)		(Unaudited)
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013

Net sales	$ 9,657	$ 8,675	$ 27,876	$ 23,332

Operating income (loss)	213	293	1,119	(1,355)

Income (loss) before income taxes	188	171	936	(1,815)

Net income (loss)	$ 222	$ 124	$ 872	$ (1,116)

Basic income (loss) per share	$ 0.07	$ 0.04	$ 0.26	$ (0.33)

Diluted income (loss) per share	$ 0.06	$ 0.04	$ 0.25	$ (0.33)

Average shares outstanding	3,406	3,365	3,394	3,356

Summarized Balance Sheet Data
	(in thousands of dollars)
	June 28, 2014	September 30, 2013
	(unaudited)	(derived from audited statements)
Cash and cash equivalents	$1,303	$2,062
Receivables	8,054	7,103
Inventories	6,384	5,723
Prepaid expenses and other current assets	2,584	1,862
Total current assets	18,325	16,750
Long-term assets	7,143	6,610
Total assets	$25,468	$23,360

Current liabilities	$6,626	$6,060
Liability for pension benefits	8,320	8,354
Other long-term liabilities	1,700	1,728
Stockholders' equity	8,501	7,218
Non-controlling interests	321	--
Total stockholders' equity	8,822	7,218
Total liabilities and stockholders' equity	$25,468	$23,360

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor based controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions and to optimize the energy consumption of the vehicle's power source. The Company supplies customers throughout the world from its operations in the USA, the U.K., France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off-road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about Sevcon's future financial results are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. In particular: capital markets are cyclical and weakness in the United States and international economies may harm our business; global demand for electric vehicles incorporating our products may not grow as much as we expect; our customers' products may not be as successful as those of other entrants in the electric vehicle market who are supplied by our competitors; we may not be able to attract and retain the level of high quality engineering staff that we need to develop the new and improved products we need to be successful; we are dependent on a few key suppliers and subcontractors for most components, sub-assemblies and finished products, and we may not be able to establish alternative sources of supply in time if supplies are interrupted; we may not be able to raise the capital we anticipate needing to grow our business; and companies we acquire may be more costly to acquire and integrate, or may not generate as much revenue and earnings, as we anticipate. Please see the Company's most recent Forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon's risk factors.

CONTACT: David Calusdian
         Sharon Merrill Associates
         1 (617) 542 5300
         SEV@InvestorRelations.com

         Matt Boyle
         President and CEO
         1 (508) 281 5503
         matt.boyle@Sevcon.com